Copy of Form 8-A - SEC Registration
        of Atlantic BancGroup, Inc. Securities pursuant to Section 12(g)
                                     of the
                         Securities Exchange Act of 1934

                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                        PURSUANT TO SECTION 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            Atlantic BancGroup, Inc.
             (Exact name of registrant as specified in its charter)

        Florida                                        EIN 59-3543956
       ----------------------------------------        ----------------
       (State of incorporation or organization)        (I.R.S. Employer
                                                       Identification No.)

       1315 South Third Street, Jacksonville, Florida         32250
       ----------------------------------------------         -----
       (Address of principal executive offices)               (Zip Code)

       Securities to be registered pursuant to Section 12(b) of the Act:


               Title of each class          Name of each exchange on which
               to be so registered          each class is to be registered

      ----------------------------------   ----------------------------------
                       N/A                                 N/A
      ----------------------------------   ----------------------------------

      ----------------------------------   ----------------------------------


     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.[ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

     Securities Act registration statement file number to which this form relates: N/A (if applicable)
     Securities  to be  registered  pursuant  to Section 12(g) of the Act:

                      Shares of Common Stock, .01 par value
                      -------------------------------------
                                (Title of class)

Form 8-A
Atlantic BancGroup, Inc.
Page Two

Item 1. Description of Registrant's Securities to be Registered Pursuant to Item 202 of Regulation S-B Section 228.202.

     1.   Common Stock Dividend, Voting and Preemption Rights:
     Atlantic BancGroup's Articles of Incorporation do not provide for preemptive rights with respect to the issuance of shares. The holders of Atlantic BancGroup common stock will have sole voting rights on all matters required to be voted and acted upon by the shareholders. Holders of Atlantic BancGroup common stock are entitled to receive dividends, if any, when and as declared by the Board of Directors out of funds legally available to pay dividends. The right to receive dividends is subordinate to that of the holders of Atlantic BancGroup preferred stock, if and when issued. Holders of Atlantic BancGroup common stock do not have preemptive or other subscription rights, are not subject to further calls or assessments of Atlantic BancGroup and upon liquidation are entitled, if and when issued, after payment of the full amount to which holders of shares of Atlantic BancGroup preferred stock are entitled, to share ratably in the assets available for distribution to holders of Atlantic BancGroup capital stock.

     2.   Preferred Stock, Dividend, Voting, Conversion and Liquidation Rights:
     Atlantic BancGroup's Articles of Incorporation authorizes 12,000,000 shares comprised of 2,000,000 shares of preferred stock and 10,000,000 shares of common stock each having a par value of $0.01 per share. The number of shares of capital stock were authorized to provide Atlantic BancGroup's Board of Directors the flexibility to issue additional shares, without further shareholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, employee stock options and other similar purposes. None of the 2,000,000 shares of preferred stock of Atlantic BancGroup will be issued in the Reorganization.

     3.   Other Material Rights of Common or Preferred Stockholders:
     None.

     4.   Provisions that would delay, defer or prevent a change in control:
     Atlantic BancGroup's Articles of Incorporation provide staggered terms for its directors, therefore, only one class of directors is subject to reelection in any one given year.

     Atlantic BancGroup's Articles of Incorporation provides that the Board of Directors, when evaluating any offer of another "Person", to: (i) make a tender or exchange offer for any equity security of Atlantic BancGroup; (ii) merge or consolidate Atlantic BancGroup with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of Atlantic BancGroup, shall, in connection with the exercise of its judgment in determining what is in the best interest of Atlantic BancGroup and its shareholders, give due consideration to all relevant factors involved, as defined therein. While this authority of the Board is generally recognized, by having this provision in Atlantic BancGroup's Articles of Incorporation, the Board of Directors may be in a stronger position to oppose a transaction if the Board concludes that the transaction would not be in the best interests of Atlantic BancGroup, even if the price offered is significantly greater than the then market price of any equity security of Atlantic BancGroup. Oceanside Bank's Articles of Incorporation simply require the vote of a majority of outstanding shares to approve a proposal to merger or acquire the Bank.

      - Debt Securities:
      ------------------
          Registrant is not offering debt securities.

     - Other Securities to be Registered:
     ------------------------------------
          None.

Item 2.  Exhibits

               5.   Atlantic   BancGroup,   Inc.   Articles   of   Incorporation
                    Documents.

               6.   Sample Stock Certificate of Atlantic BancGroup, Inc.

               7. Form 10-KSB - Annual Report and Disclosure Statement to shareholders by Oceanside Bank. Effective May 5, 1999. Atlantic BancGroup, Inc. became the holding company for Oceanside Bank.




                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


               REGISTRANT:    Atlantic BancGroup, Inc.

               DATE:          May 17, 1999

                              /s/ M. Michael Witherspoon
                              --------------------------
               BY:            M. Michael Witherspoon, Chairman/CEO